EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-86372, 333-86372-01, 333-120111, 333-120111-01 and 333-120111-02 of Public Service Enterprise Group Incorporated (the “Company”) on Form S-3 of our reports dated February 28, 2005 (which reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and include explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” and Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” described in Note 2, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), relating to the consolidated financial statements and consolidated financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

Deloitte & Touche LLP

Parsippany, New Jersey

July 28, 2005